Exhibit 99.1
[BOOKHAM LETTERHEAD]
Bookham Announces First Quarter of
Fiscal Year 2006 Financial Results
SAN JOSE, Calif., — November 2, 2005 - Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced financial results for its first quarter of fiscal year 2006, ended October 1, 2005.
Net revenue in the first quarter of fiscal year 2006 was $62.6 million. This does not include approximately $1.5 million of product that was billed and collected in the September quarter and revenue recognition deferred to future quarters. First quarter net revenue was up 3 percent from net revenue of $61.0 million in the fourth quarter of fiscal year 2005, and up 44 percent from net revenue of $43.6 million in the same period a year ago.
Under generally accepted accounting principles (GAAP), gross margin in the first quarter of fiscal 2006 was 23 percent. Excluding stock compensation under SFAS 123R, which the Company adopted in the first quarter of fiscal 2006, gross margin was 24 percent. This compares with gross margin of 19 percent in the prior quarter and negative 5 percent in the first quarter of fiscal 2005.
GAAP operating expenses in the first quarter were $25.8 million, compared with $47.6 million in the prior quarter and $36.2 million in the same period a year ago.
GAAP net loss in the first quarter was $0.5 million, or a net loss per share of $0.02. First quarter GAAP net loss includes a one-time tax gain of $11.8 million from recognizing tax assets related to the likely future realization of capital loss carryforwards in connection with the Company’s acquisition of Creekside in the first quarter.
First quarter GAAP net loss compares with a GAAP net loss of $39.0 million, or a net loss of $1.16 per share, in the fourth quarter, and a GAAP net loss of $38.3 million, or a net loss of $1.16 per share, in the first quarter of fiscal 2005.
Total stock compensation under SFAS 123R for the first quarter was $2.9 million, which includes a $1.7 million charge for certain performance-based options for which targets were achieved within the first quarter.
Operating expenses under GAAP in the first quarter include restructuring charges of $1.8 million, which were primarily associated with the ongoing headcount reductions in the Company’s UK operations, and a credit for impairment recovery of $1.3 million related to the sale of land that was previously written down. Fourth quarter GAAP operating expenses included $16.1 million for impairment of intangibles (goodwill and intellectual property) related to the New Focus acquisition in March 2004, and $4.9 million for restructuring.

The Company provides certain supplemental non-GAAP financial measures, including pro-forma net loss excluding non-cash stock and option compensation, a non-GAAP measure of income that excludes charges such as impairment and restructuring, and the one-time tax gain, and a measure of Adjusted EBITDA that also excludes these charges to provide readers with the opportunity to use the same financial metrics as management to evaluate the Company’s performance. The Company also believes these non-GAAP measures enhance the comparability and transparency of results for the period. A reconciliation table of GAAP to non-GAAP measures is included in the financial tables section of this release, and further discussion of these measures is also included later in this release.
Excluding restructuring, impairment, non-cash stock and option compensation, and a one-time tax gain, the Company’s first quarter non-GAAP net loss was $8.9 million, or a non-GAAP net loss of $0.26 per share. This compares with a non-GAAP net loss of $17.8 million, or a non-GAAP net loss of $0.53 per share in the previous quarter. Please see additional information in the section “Non-GAAP Financial Measures” below
Adjusted EBITDA was a profit of $0.7 million in the first quarter, the first time the Company has attained this position. This compares with an Adjusted EBITDA loss of $8.0 million in the previous quarter. The Company calculates Adjusted EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization, and excludes restructuring costs, impairment charges, non-cash compensation costs related to stock options and restricted stock grants, and the one-time tax gain. Please see additional information in the section “Non-GAAP Financial Measures” below.
Cash, cash equivalents and restricted cash at the end of the first quarter was $43.0 million compared with $32.3 million at the end of the prior quarter. The first quarter balance reflects the proceeds from the sale of vacant land in the UK and the initial cash balances assumed from the acquisition of Creekside from Deutsche Bank, under a share purchase agreement announced by Bookham on August 16, 2005.
“We are pleased to have met or exceeded all of our financial guidance targets in the first quarter, especially attaining positive Adjusted EBITDA,” said Dr. Giorgio Anania, president and chief executive officer of Bookham, Inc. “We remain on track to have most of our assembly and test operations in China by the end of the March quarter, and expect to achieve continued cost savings as a result of this move. Revenue attributable to our Chinese manufacturing operations increased in the first quarter to $19.7 million, up from $12.4 million in the fourth quarter, and is expected to grow again in the second quarter.”
“Since the end of the first quarter, we have further improved our balance sheet by raising $50 million in a public offering of our common stock,” said Steve Abely, chief financial officer of Bookham, Inc. “In addition, during the first quarter we raised approximately $27 million through the sale of vacant land in the UK and the acquisition of Creekside from Deutsche Bank. By executing these financing events we have strengthened our balance sheet and generated the working capital needed to complete our announced restructuring plans.”

Outlook and Guidance
“Revenue over the last year has increased approximately 44 percent, driven by the agreement we signed with Nortel in March and growth in our non-Nortel business,” said Dr. Anania. “As we discussed last quarter, we expect revenue from Nortel will decline over the next three quarters as we reach the end of our last-time buys in the current agreement. However, we expect to expand business with our non-Nortel customers over the coming quarters and achieve additional improvements in our cost structure through the ongoing move to China. As a result, we expect our second quarter Adjusted EBITDA will be approximately breakeven and our gross margin will be in-line with the first quarter.”
The following forecasts are based on current expectations. These statements are forward looking, and actual results may differ materially. Please see the Safe Harbor statement in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Bookham’s annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks.
Furthermore, our outlook excludes items that may be required by GAAP due to their uncertain nature, such as restructuring and related costs, acquisition or disposal related costs, and impairments of goodwill and other long-lived assets for which the likelihood and amounts are not determinable at this time, as well as the expensing of stock options and restricted stock grants under SFAS 123R.
For the second quarter of fiscal 2006, ending December 31, 2005, the Company expects revenue will be in the range of $58 million to $61 million.
The Company believes second quarter gross margin will be in the range of 23 percent to 27 percent.
Second quarter Adjusted EBITDA will be in the range of negative $2 million to positive $2 million.
Conference Call
Bookham is scheduled to hold a conference call to discuss its first quarter fiscal 2006 financial results today at 5:00 p.m. ET/2:00 p.m. PT. To access the call, U.S. participants dial 1-800-231-5571. U.K. and European participants dial 1-973-582-2741. A live webcast of the call will also be available via the Investors section of the Company’s website at www.bookham.com.
A replay of the call will be available until November 9, 2005. To access the replay, U.S. callers dial 1-877-519-4471. U.K. and European callers dial 1-973-341-3080. The Passcode is 6579299.
About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. The company has manufacturing facilities in the UK, US, China and Switzerland; and offices in the US, UK, Canada, China, France and Italy; and employs approximately 2000 people worldwide.
Bookham is a registered trademark of Bookham Technology plc.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s annual report on Form 10-K. These include continued demand for optical components, transfer of test and assembly operations to China, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
Non-GAAP Financial Measures
The Company provides pro forma net loss, a non-GAAP measure of net loss and Adjusted EBITDA as supplemental financial information regarding the Company’s operational performance.
Non-GAAP Net Loss
Non-GAAP net loss is calculated as net loss excluding the impact of impairment charges, restructuring costs, non-cash compensation related to stock and options granted to employees, and certain other one-time charges and credits specifically identified where applicable. The Company evaluates its performance using, among other things, non-GAAP net loss in evaluating the Company’s historical and prospective operating financial performance, as well as its operating performance relative to its competitors. Specifically, management uses this non-GAAP measure to further understand the Company’s “core operating performance.” The Company believes its “core operating performance” represents the Company’s on-going performance in the ordinary course of its operations. Accordingly, management excludes from “core operating performance” those items, such as impairment charges, restructuring programs and costs relating to specific major projects which are non-recurring, as well as non-cash compensation related to stock and options. Management does not believe these items are reflective of the Company’s ongoing operations and accordingly excludes those items from non-GAAP net loss.

The Company believes that providing non-GAAP net loss to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core financial performance. Additionally, non-GAAP net loss has historically been presented by the Company as a complement to net loss, thus increasing the consistency and comparability of the Company’s earnings releases. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
A pro-forma subtotal within our determination of non-GAAP net loss specifically excludes from our net loss the non-cash compensation related to stock and options granted to employees under SFAS 123R — Share-Based Payment subsequent to the Company’s adoption of this accounting standard on July 3, 2005, and under APB 25 for earlier comparative periods. Management uses this non-GAAP information to compare this specific non-cash expense with similar expenses of competitors and other companies. Management also believes this provides useful information to investors, particularly during this transition period when most companies have not yet adopted the provisions of SFAS 123R.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP net loss should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP net loss used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. A reconciliation of non-GAAP net loss to net loss is set forth in the schedules below.
Adjusted EBITDA
Adjusted EBITDA is calculated as net loss excluding the impact of taxes, net interest expense, depreciation and amortization, as well as restructuring, impairment, non-cash compensation related to stock and options, and certain other one-time charges and credits specifically identified where applicable. The Company uses Adjusted EBITDA in evaluating the Company’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from the Company’s core operations. The Company believes that by excluding these non cash and non-recurring charges, more accurate expectations of our future cash needs can be assessed in addition to providing a better understanding of the actual cash used in/generated by core operations for the periods presented. Management does not believe the excluded items are reflective of the Company’s ongoing operations and accordingly excludes those items from Adjusted EBITDA. The Company believes that providing Adjusted EBITDA to its investors, in addition to corresponding GAAP cash flow measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions that impact the Company’s cash position and understanding how the cash position may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core cash position. Furthermore, similar non-GAAP measures have historically been presented by the Company as a complement to its GAAP presentation. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of Adjusted EBITDA to GAAP net loss is set forth in the financial schedules section below.
Impairment of Goodwill, Intangibles and other Long-lived Assets
GAAP requires the Company to compare the fair value of its long-lived assets to their carrying amount on the Company’s financial statements. If the carrying amount is greater than its fair value, then an impairment must be recognized in the GAAP presentation, and included as a charge to earnings in the statement of operations. In particular this is the case regarding businesses acquired by the Company. If the carrying amount of the acquired businesses, including recorded goodwill, is greater than its fair value, then an impairment of the goodwill must be recognized in the GAAP presentation, included as a charge to earnings in the Company’s statement of operations. The Company excludes the impairment of long-lived assets for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing core operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.
Restructuring Activities
The Company has incurred expenses, which are included in its GAAP statement of operations, primarily due to the write-down of certain property and equipment that has been identified for disposal, workforce related charges such as retention bonuses, severance, benefits and employee relocation costs related to formal restructuring plans, termination costs and building costs for facilities not required for ongoing operations, and costs related to the relocation of certain facilities and equipment from buildings which the Company has disposed of or plans to dispose of. The Company excludes these items, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing operational performance of the Company. The Company does not believe that these items reflect expected future operating expenses nor does it believe that they provide a meaningful evaluation of current versus past core operational performance.

Change in Domicile
The Company has incurred expenses, which are included in the GAAP statement of operations, primarily attributable to legal, accounting, consulting and other general and administrative expenses associated with the Company’s re-domicile from the U.K. to the U.S. in September 2004. The Company excludes these items for the purposes of calculating non-GAAP net loss and Adjusted EBITDA when it evaluates the continuing operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.
Contacts:

Bookham, Inc.
Jim Fanucchi
Summit IR Group Inc.
+1 408 404-5400
ir@bookham.com
Steve Abely
Chief Financial Officer
+1 408 383-1400
Source: Bookham, Inc.

BOOKHAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 1, 2005
	(unaudited)	July 2, 2005
ASSETS
Current assets:
Cash and cash equivalents	$35,224	$24,934
Restricted cash	3,689	3,260
Accounts receivable, net	18,551	20,257
Amounts due from related parties, net	11,284	7,262
Inventories	57,045	53,192
Prepaid expenses and other current assets	17,978	11,190
Assets held for resale	—	13,694

Total current assets	143,771	133,789
Long-term restricted cash	4,119	4,119
Goodwill	6,260	6,260
Other intangible assets, net	25,012	28,010
Property and equipment, net	60,091	64,156
Other assets	1,365	1,552

Total assets	$240,618	$237,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,284	$31,334
Amounts owed to related parties	554	722
Accrued expenses and other liabilities	38,939	38,477
Current portion of notes payable	52	52

Total current liabilities	71,829	70,585
Non-current portion of notes payable	324	340
Non-current portion of notes payable to related party	45,861	45,861
7% convertible notes	19,615	19,140
Other long-term liabilities	11,715	10,892

Total liabilities	149,344	146,818

Stockholders’ equity:
Common stock	338	338
Additional paid-in capital	927,746	925,677
Deferred compensation	—	(808)
Accumulated other comprehensive income	30,753	32,889
Accumulated deficit	(867,563)	(867,028)

Total stockholders’ equity	91,274	91,068

Total liabilities and stockholders’ equity	$240,618	$237,886

BOOKHAM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	October 1, 2005	July 2, 2005

Net revenues	$62,571	$61,002
Cost of net revenues	48,196	49,297

Gross profit	14,375	11,705

Operating expenses:
Research and development	10,401	9,754
Selling, general and administrative	13,156	13,900
Amortization of intangible assets	2,693	2,789
Restructuring charges	1,805	4,935
Stock-based compensation	—	217
Gain on sale of property and equipment	(947)	(59)
Impairment (recovery) of long-lived assets	(1,263)	16,090

Total operating expenses	25,845	47,626

Operating loss	(11,470)	(35,921)
Other income/(expense), net	(850)	(3,108)

Loss before income taxes	(12,320)	(39,029)
Provision for income taxes	11,785	—

Net loss	$(535)	$(39,029)

Net loss per share (basic and diluted)	$(0.02)	$(1.16)

Weighted average shares of common stock outstanding	33,805	33,555

Stock based compensation included in the following:
Cost of sales	$875	$—
Research and development	650	—
Selling, general and administrative	1,354	—
Stock based compensation	—	217

Total	$2,879	$217

Bookham adopted SFAS 123R effective July 3, 2005. Stock compensation is based on the provisions of SFAS 123R for the quarter ended October 1, 2005 and the provisions of APB 25 for the quarter ended July 2, 2005. Stock compensation for the quarter ended October 1, 2005 includes a $1.7 million charge specific in this quarter for certain performance based options on which targets were achieved within the quarter.

BOOKHAM, INC.
RECONCILIATION OF GAAP NET LOSS TO CERTAIN NON-GAAP MEASURES
(unaudited)
(in thousands, except per share amounts)

		Three Months Ended
	October 1, 2005		July 2, 2005
		Adjusted		Adjusted
	Net Loss	EBIDTA	Net Loss	EBIDTA
GAAP net loss	$(535)	$(535)	$(39,029)	$(39,029)
Stock compensation	2,879	2,879	217	217

Pro forma	2,344	2,344	(38,812)	(38,812)

Adjustments:
Depreciation expense	—	5,019	—	5,556
Amortization expense	—	2,693	—	2,789
Income taxes, net	—	—	—	—
One time tax gain	(11,785)	(11,785)	—	—
Interest income	—	(124)	—	(174)
Interest expense	—	1,998	—	1,617
Restructuring charges	1,805	1,805	4,935	4,935
Impairment (recovery) of long-lived assets	(1,263)	(1,263)	16,090	16,090

Non-GAAP measures	$(8,899)	$687	$(17,787)	$(7,999)

Non-GAAP measures per share (basic and diluted)	$(0.26)	$0.02	$(0.53)	$(0.24)

Weighted average shares of common stock outstanding	33,805	33,805	33,555	33,555